JNL Investors Series Trust 485BPOS

Exhibit 99.28(h)(1)(ii)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Amended and Restated Administration Agreement effective as of the 13th day of September, 2021 (the “Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved, and the Parties have agreed to amend the Agreement for the following changes, effective May 1, 2023:

-	To amend Schedule A to change the name of the existing share class for the JNL Government Money Market Fund (from “Institutional” Class to Class “I”);

-	To amend Schedule A to add a new share class (Class “SL”) for the JNL Government Money Market Fund; and

-	To amend Schedule B of the Agreement to reflect administration fee changes for Class I of the JNL Government Money Market Fund and to add new administration fees for Class SL of the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated May 1, 2023, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated May 1, 2023, attached hereto.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective May 1, 2023.

JNL Investors Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated May 1, 2023

(List of Funds)

Funds	Class(es)
JNL Government Money Market Fund	Class I
Class SL
JNL Securities Lending Collateral Fund	Institutional Class

A-1

Schedule B

Dated May 1, 2023

Funds/Class(es)	Assets	Fee
JNL Government Money Market Fund (Class I Shares and Class SL Shares)	$0 to $3 billion $3 billion to $5 billion Over $5 billion	0.10% 0.09% 0.08%
JNL Securities Lending Collateral Fund (Institutional Class Shares)	All Assets	0.00%

B-1